PROSPECTUS

                                            PURSUANT TO RULE 424(b)(3)
                                            Commission File No. 33-59565



                                 FNB UNITED CORP.

                  Dividend Reinvestment and Stock Purchase Plan

         FNB United Corp. is pleased to offer you the opportunity to participate in its Dividend Reinvestment and Stock Purchase Plan, a simple and convenient method of reinvesting cash dividends and making optional cash payments to purchase additional shares of FNB United common stock. The Plan offers:

   o A simple, cost-effective method for purchasing shares of FNB United common stock

   o A convenient way to increase your ownership over time by reinvesting dividends

   o The opportunity to buy additional shares through optional cash payments

   o Safekeeping of shares credited to your account

         This prospectus describes the way the Plan operates and provides other information about FNB United. Registrar and Transfer Company, FNB United's stock transfer agent, has been appointed the administrator of the Plan. Additional information about the Plan may be obtained by contacting the Dividend Reinvestment Department of the plan administrator, toll-free at 1-800-368-5948. Customer service representatives are available to assist you between the hours of 8 a.m. and 7 p.m. Eastern Time, Monday through Friday.

         This prospectus relates to the 310,283 shares of FNB United common stock remaining unsold of the 600,000 shares of FNB United common stock, par value $2.50 per share, to be offered for purchase under the Plan registered by our registration statement that became effective May 24, 1995. Shares of FNB United common stock are quoted on the Nasdaq National Market under the symbol "FNBN."

You should read this prospectus carefully and retain it for future reference.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                       The date of this prospectus is May 1, 2006.


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

                                TABLE OF CONTENTS
THE COMPANY....................................................................................3
FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS..............................................3

INFORMATION ABOUT THE PLAN.....................................................................4

     What is the purpose of the Plan?..........................................................4
     Who is eligible to participate in the Plan?...............................................4
     How do I enroll in the Plan?..............................................................4
     What are my investment options?...........................................................4
     When can I enroll in the Plan?............................................................5
     After I have enrolled in the Plan, may I change the number of participating shares?.......5
     Who is the plan administrator?............................................................5
     What is the source of FNB United common stock offered under the Plan?.....................5
     Are there any fees or expenses associated with participating in the Plan?.................6
     When will shares of FNB United common stock be purchased under the Plan?..................6
     How is my purchase price determined?......................................................6
     How many shares of FNB United common stock will be purchased for my account?..............7
     Will I receive stock certificates for shares purchased under the Plan?....................7
     May I make optional cash payments and, if so, when?.......................................7
     Are there any limits on my making optional cash payments?.................................8
     What reports will I receive?..............................................................8
     Will I be credited with dividends on shares held in my account under the Plan?............9
     How may I discontinue my participation in the Plan?.......................................9
     How may I withdraw shares purchased under the Plan?.......................................9
     What happens to the shares held in my plan account if all of the shares registered in my name are transferred or sold?.....................................................9
     May I sell, assign, transfer or pledge shares held in my plan account?...................10
     What if FNB United issues a stock dividend or declares a stock split?....................10
     What happens if FNB United has a rights offering?........................................10
     How do I vote my plan shares at a meeting of shareholders?...............................10
     May the Plan be changed or discontinued?.................................................10
     Who interprets the Plan?.................................................................11
     What are the responsibilities of the plan administrator and FNB United under the Plan?...11

FEDERAL INCOME TAX CONSEQUENCES...............................................................11

IMPORTANT CONSIDERATIONS......................................................................13

USE OF PROCEEDS...............................................................................13

WHERE YOU CAN FIND MORE INFORMATION ..........................................................14

EXPERTS.......................................................................................15

INDEMNIFICATION...............................................................................15

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                                   THE COMPANY

     FNB United Corp., formerly FNB Corp., is a bank holding company formed under the laws of the State of North Carolina in 1984. It holds two full-service banks: First National Bank and Trust Company, a national banking association formed in 1907, and First Gaston Bank of North Carolina, a North Carolina-chartered bank founded in 1995. FNB United acquired First Gaston Bank on April 28, 2006 through its merger with Integrity Financial Corporation. It changed its name from "FNB Corp." to "FNB United Corp." in the merger. FNB United also owns Dover Mortgage Company, which originates, underwrites and closes mortgage loans for sale into the secondary market.

     Our principal executive offices are located at 101 Sunset Avenue, Asheboro, North Carolina 27203, and our telephone number is (336) 626-8300.


                FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

     Some of the statements we make in this prospectus, including the documents incorporated by reference, are "forward-looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by reference to a future period or periods, by the use of forward-looking terminology such as "believes," "expects," "plans," "projects," "goals," "estimates," "may," "could," "should," "anticipates," "potential," "possible," or similar terms or variations of these terms, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. You should be aware that factors, such as those listed below, in some cases have affected and could affect our actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include, but are not limited to the following: competitive pressure in the banking industry or in our markets may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration; changes may occur in banking legislation and regulation as well as in general business conditions and in the securities markets. You should also consider information on risks and uncertainties contained in the cautionary statements and in the discussions of competition, supervision and regulation, and effect of governmental policies contained in our filings with the Securities and Exchange Commission. To access or obtain a copy of our SEC filings, see "Where You Can Find More Information" in this prospectus.

     Because of their inherent uncertainty, you should not place undue reliance on forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of future events, new information or otherwise.


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


                           INFORMATION ABOUT THE PLAN

     The following questions and answers explain the provisions of the Plan. Those holders of FNB United common stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check.

What is the purpose of the Plan?

     The Plan provides FNB United shareholders with a simple and convenient way to increase their holdings of FNB United common stock by reinvesting dividends or making optional cash payments from time to time to purchase additional shares.

Who is eligible to participate in the Plan?

     All record holders of FNB United common stock are eligible to participate in the Plan. Beneficial owners of FNB United common stock whose shares are held in registered names other than their own, such as trustees, bank nominees or brokers, must arrange for the holder of record to participate in the Plan or have the shares transferred to their own names before enrolling in the Plan. Holders may participate with all or any part of shares of FNB United common stock held of record in their names.

How do I enroll in the Plan?

     You may enroll in the Plan by completing and signing an authorization form and returning it to the plan administrator. The authorization form accompanies this prospectus. Additional forms may be obtained by contacting the plan administrator.

     As indicated on the authorization form, you are permitted to reinvest dividends on all, or any specified number if less than all, of the shares of FNB United common stock registered in your name. You may also elect to invest optional cash payments. You may not invest optional cash payments unless you also participate in the dividend reinvestment feature of the Plan.

     If your shares of FNB United common stock are registered in the name of a bank, broker other nominee, you must arrange for the registered holder to participate in the Plan or have shares transferred directly into your name to reinvest dividends or make optional cash payments.

What are my investment options?

     Your investment options are as follows:

     Dividend Reinvestment. You may elect to participate with respect to any or all of the shares of FNB United common stock registered in your name. All dividends on shares held in your plan account will be applied toward the purchase of more FNB United shares.


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     Optional Cash Payments. If you have elected to reinvest your dividends, you may make optional cash payments from time to time to purchase additional shares of FNB United common stock. Only shareholders who are reinvesting their dividends are eligible to make optional cash payments.

When can I enroll in the Plan?

     You may enroll in the Plan at any time. If your authorization form is received by the plan administrator at least five business day before the record date established for payment of a particular dividend, reinvestment will commence with that dividend payment. If the authorization form is received within five days before the record date for a dividend payment, the reinvestment of dividends through the Plan will begin with the next succeeding dividend. Authorization forms received on a Saturday, Sunday or holiday on which the main office of the plan administrator is closed will be considered received on the next succeeding business day.

After I have enrolled in the Plan, may I change the number of participating shares?

     Yes. If you decide to change the number of shares for which you desire to have the dividends reinvested, you must sign and return a new authorization form to the plan administrator.

Who is the plan administrator?

     Registrar and Transfer Company, FNB United's stock transfer agent, administers the Plan for participants, keeps records, sends quarterly statements of account to participants in the Plan and performs other duties relating to the Plan. Correspondence and authorization forms should be sent to the plan administrator at the following address:

         Registrar and Transfer Company
         Attention:  Dividend Reinvestment Department
         P.O. Box 664 Cranford, New Jersey 07016

You may reach the plan administrator by telephone at 1-800-368-5948 between the hours of 8 a.m. and 7 p.m. Eastern Time, Monday through Friday, to speak with a customer service representative.

What is the source of FNB United common stock offered under the Plan?

     Shares of FNB United common stock that may be purchased under the Plan may be either original issue shares sold to the plan administrator by FNB United from its authorized, but unissued shares of common stock or open market shares purchased on behalf of the Plan by the plan administrator or, if the plan administrator has appointed an agent, the agent on any securities exchange on


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which FNB United common stock is traded,  in the  over-the-counter  market or in negotiated transactions. FNB United currently intends to direct the plan administrator or the agent to purchase shares for the Plan in open market purchases, but reserves the right, in its sole discretion, to direct the plan administrator at any time and from time to time to purchase original issue shares. Open market purchases may be made on such terms as to price, delivery or otherwise as the plan administrator, or the agent if one has been appointed, may determine. FNB United common stock is quoted on the Nasdaq National Market under the symbol "FNBN."

Are there any fees or expenses associated with participating in the Plan?

     Your account in the Plan will be charged with your pro rata share of brokerage commissions incurred in open market purchases for plan accounts. Your share of brokerage commissions may be less, however, than you might individually incur because the plan administrator or agent will buy shares in volume and pass commission savings on to the participants. You will not incur any fees for brokerage commissions for purchases of original issue shares made under the Plan. As currently administered, no other fees or service charges are imposed upon participants in connection with purchases under the Plan. FNB United will pay all costs of administering the Plan. See "How may I discontinue my participation in the Plan?" below for a discussion of expenses associated with liquidating fractional shares.

When will shares of FNB United common stock be purchased under the Plan?

     Dividend Reinvestment. Depending on availability of shares of FNB United common stock, open market purchases will be made on the dividend payment date or as soon as practicable thereafter by the plan administrator or, if an agent has been appointed by the plan administrator, the agent. Purchases of newly issued shares directly from FNB United will be made on the dividend payment date. FNB United currently intends to direct the plan administrator or the agent to purchase shares for the Plan on the open market. However, depending on the availability of shares of FNB United common stock and any applicable trading restrictions imposed on purchases of FNB United shares by the Securities and Exchange Commission, the plan administrator may also purchase newly issued shares directly from FNB United for plan accounts.

     Optional Cash Payments. Optional cash payments will be invested in shares of FNB United common stock at least quarterly in conjunction with the dividend reinvestment.

     The plan administrator or the agent will make every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after receipt, except where, in the opinion of the plan administrator's counsel, such investments are restricted by any applicable state or federal securities laws.

How is my purchase price determined?

     All cash  dividends  and optional  cash  payments  will be  commingled  and


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applied to the purchase of shares of FNB United common stock. The purchase price for open market shares will be the price paid by the plan administrator or agent for such shares, plus any brokerage commission or mark-ups and any other fees or expenses charged by the broker-dealer(s) involved in the purchase or purchases. The purchase price for original issue shares will be equal to 100% of the fair market value of shares of FNB United common stock on the dividend payment date on which the shares are purchased. For purposes of the Plan, "fair market value" means the average of the closing bid and ask prices of FNB United common stock as reported by the Nasdaq National Market on the dividend payment date, or the most recent preceding day on which bid and ask prices were reported. If the FNB United common stock is not quoted on the Nasdaq National Market or listed on a national securities exchange, the fair market value of the shares will be determined in good faith by the FNB United board of directors, taking into consideration the financial condition of FNB United and its recent operating results, values of publicly traded securities of other financial institutions and other factors the board deems relevant.

     The purchase price for each share will be equal to the aggregate purchase price paid by the plan administrator or agent for all shares purchased, including any brokerage commissions, divided by the total number of shares purchased. In no event will the purchase price for a share be less than $2.50, the par value of FNB United common stock.

How many shares of FNB United common stock will be purchased for my account?

     The number of shares to be purchased for your account depends on the amount of your reinvested dividends and optional cash payments and the purchase price of the shares purchased pursuant to the Plan with respect to a single dividend payment. Your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested, divided by the purchase price per share.

Will I receive stock certificates for shares purchased under the Plan?

     Certificates for shares of FNB United common stock purchased under the Plan will not be issued as a matter of course. The plan administrator will hold all shares purchased in the name of one of its nominees. The number of shares purchased for your account will be shown on your quarterly statement of account. This feature protects against loss, theft or destruction of stock certificates. However, certificates for any number of whole shares credited to your account will be issued to you without charge upon your written request to the plan administrator. Stock certificates will not be issued for fractional shares.

     Receiving stock certificates for shares held in your account will not affect the reinvestment of dividends on the shares evidenced by those certificates unless you elect to terminate or withdraw your participation in the Plan with respect to those shares. Dividends on all shares for which you have elected to participate in the Plan will continue to be reinvested, regardless of whether the shares are held in your plan account or by you in the form of a stock certificate.

May I make optional cash payments and, if so, when?

     If you have elected to reinvest  your  dividends,  you are eligible to make


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optional cash payments to purchase additional shares of FNB United common stock.
The plan administrator will apply any optional cash payment received from you not less than 5 business days or more than 30 calendar days before a dividend payment date to the purchase of shares for your account with respect to that dividend payment date. The plan administrator will promptly return to you any optional cash payment received less than 5 business days or more than 30 calendar days prior to a dividend payment date.

     Prior to the first dividend payment date after you enroll in the Plan, you may make an initial optional cash payment within the specified time limits by completing and returning to the plan administrator an authorization form and enclosing with it a check or money order made payable to "Registrar and Transfer Company--FNB United Dividend Reinvestment Plan Administrator." Additional authorization forms may be obtained by sending a written request to the plan administrator. After the first dividend payment date following your enrollment in the Plan, you may make optional cash payments within the specified time limits during any quarter by sending your check or money order made payable as described above to the plan administrator together with the stock purchase form attached to the detailed quarterly statement you receive after your initial dividend payment has been reinvested. You must include your plan account number on your check or money order and in any other correspondence with respect to the Plan. You may, by written request to the plan administrator, obtain the return of any optional cash payment up to 48 hours prior to the dividend payment date.

     Pending investment, all optional cash payments will be held in a non-interest-bearing account maintained by the plan administrator. Accordingly, you may wish to delay transmitting your optional cash payments until shortly before the dividend payment date while still allowing enough time for the plan administrator to receive your funds five business days prior to such date.

Are there any limits on my making optional cash payments?

     The option to make cash payments is available to you at any time not less than 5 business days or more than 30 calendar days prior to any dividend payment date in any quarter, provided the plan administrator receives your payment during such period. The plan administrator will promptly return to you any payments that are received less than 5 business days or more than 30 calendar days prior to the dividend payment date. The same amount of money need not be invested each quarter, and there is no obligation to make an optional cash payment in any quarter. An optional cash payment may not be in an amount less $25, and all optional cash payments by you or on your behalf in any calendar quarter may not exceed $1,000 in the aggregate.

What reports will I receive?

     You will receive a statement of account at the end of each quarter in which


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there has been a transaction that has affected your plan account.  The statement will include information describing each transaction. Specifically, it will include information as to dividends credited to you, optional cash payments received from you, amounts invested for you, costs of purchases, number of shares purchased (including fractional shares), total number of shares held for you and other information for the year to date. You will receive a December statement, which will, in addition to serving as that quarter's activity report, serve as that year's annual statement of account. The December statement of account will provide records that can be used for your reporting purposes.

Will I be credited with dividends on shares held in my account under the Plan?

     Yes. The plan administrator will receive dividends for all Plan shares held by you or by the Plan on your behalf on the dividend record date and will credit those dividends to your account on the basis of whole shares and fractional shares credited to your account. These dividends will be automatically reinvested in additional shares of FNB United common stock.

How may I discontinue my participation in the Plan?

     You may discontinue the reinvestment of dividends under the Plan by notifying the plan administrator in writing. The plan administrator must receive your termination notice at least five business days before a dividend record date to be effective as to dividends paid for such record date. Any termination notice received less than five business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested. Upon discontinuation, you will receive a stock certificate for all whole shares credited to your plan account. Any fractional shares held in your account will be liquidated and a check for the proceeds, less brokerage commissions and transfer taxes, if any, incurred in liquidating the shares will be mailed directly to you by the plan administrator. The liquidation value of any fractional shares will be equal to their "fair market value," as determined under the Plan. See "How is my purchase price determined?" above for the meaning of "fair market value." If you discontinue the reinvestment of dividends under the Plan, then you will no longer be eligible to make optional cash payments to purchase additional shares of FNB United common stock under the Plan.

How may I withdraw shares purchased under the Plan?

     You may withdraw some of your shares from your plan account by notifying the plan administrator in writing to that effect and specifying in the notice the number of Plan shares to be withdrawn. Certificates for whole shares of common stock so withdrawn will be registered in your name and will be issued to you. No certificates for fractional shares will be issued. Any notice of withdrawal received by the plan administrator less than five business days before a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to your account.

What happens to the shares held in my plan account if all of the shares registered in my name are transferred or sold?

     If you dispose of all shares of FNB United  common  stock held of record by


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you,  then  your  participation  in the Plan  will be  deemed  discontinued  and certificates for all whole shares credited to your plan account, together with the proceeds from the liquidation of any fractional shares, will be mailed to you.

May I sell, assign, transfer or pledge shares held in my plan account?

     No. You cannot sell, assign, transfer or pledge shares credited to your plan account for any purpose unless you have first requested certificates for such shares. See "Will I receive stock certificates for shares purchased under the Plan?" above for how to obtain stock certificates for plan shares.

What if FNB United issues a stock dividend or declares a stock split?

     Your plan account will be credited with the appropriate number of whole and fractional shares of FNB United common stock on the dividend payment date. In addition, the maximum number of shares of common stock available for issuance under the Plan will be proportionately adjusted following a stock dividend or stock split.

What happens if FNB United has a rights offering?

     In the event FNB United makes available to its shareholders rights to purchase additional shares or other securities, the plan administrator will sell all rights accruing to shares held by the Plan if a purchaser can be located. The proceeds will be combined with any other of your account funds for reinvestment in connection with the dividend payment date on which shares of FNB United common stock are to be purchased. These proceeds will be treated as if they were optional cash payments. If you wish to exercise any such rights, you must send a written request to the plan administrator asking that certificates for the whole shares held in your plan account be sent to you. This request must be received at least five business days in advance of the record date for the rights offering.

How do I vote my plan shares at a meeting of shareholders?

     If you vote the shares of FNB United common stock registered in your name at a meeting of FNB United shareholders, all of the shares credited to your plan account will be automatically added to the shares registered in your name and voted in the same manner. If you elect not to vote in person at the meeting, a proxy for shares held in your plan account will be furnished to you upon written request received by the plan administrator at least 10 business days before the date of the shareholders' meeting.

May the Plan be changed or discontinued?

     Yes. FNB United suspend, modify or terminate the Plan at any time. You will


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


be notified of any such suspension, modification or termination. Upon termination of the Plan, the plan administrator will mail to you any optional cash payments received but not invested, a stock certificate for whole shares credited to your plan account and a check for the proceeds, less brokerage commissions and transfer taxes, if any, from the liquidation of any fractional shares. The liquidation value of any fractional shares will be their "fair market value," as determined under the Plan. See "How is my purchase price determined?" above for the meaning of "fair market value."

Who interprets the Plan?

     FNB United will determine any question of interpretation arising under the Plan and our determination will be final. The FNB United board of directors may make any other determinations necessary or advisable for the administration of the Plan.

What are the responsibilities of the plan administrator and FNB United under the Plan?

     The plan administrator receives the participants' dividend payments and optional cash payments, invests such amounts in shares of FNB United common stock, maintains continuing records of each participant's account and advises participants as to all transactions in and the status of their plan accounts. The plan administrator acts in the capacity of agent for the participants. The plan administrator may also appoint a third party, such as another banking institution, to make purchases on behalf of the participants.

     All notices from the plan administrator to a participant will be addressed to the participant's last address of record with the plan administrator. The mailing of a notice to a participant's last address of record satisfies the plan administrator's duty of giving notice to a participant. You should therefore promptly notify the plan administrator of any change of address.

     Neither FNB United nor the plan administrator will have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a participant's account upon the participant's death or adjudicated incompetence prior to receiving written notice of death or adjudicated incompetence. FNB United and the plan administrator have no duties, responsibilities or liabilities except as expressly set forth in the Plan.

         FNB United and the plan administrator provide no advice and make no recommendation about your purchases and sales of FNB United common stock. Your decision to purchase or sell shares of FNB United common stock must be made by you based upon your own research and judgment. You should recognize that neither FNB United nor the plan administrator can assure you of a profit or protect you against a loss on shares purchased through the Plan.

                         FEDERAL INCOME TAX CONSEQUENCES

     FNB United believes that the following is an accurate summary of the principal U.S. federal income tax consequences if you are a U.S. resident participating in the Plan:

   o Your dividends reinvested under the Plan are treated for federal income tax purposes as cash received by you on the dividend payment date even though the dividends are used to purchase additional shares.

   o Your holding period for shares acquired pursuant to the Plan will begin on the day after shares are allocated to your account.

   o The tax basis of shares purchased on the open market through the Plan will be the amount you paid for the shares through the reinvestment of dividends or by optional cash payments plus the amount of brokerage commissions paid by you on the purchase of those shares. The tax basis of shares purchased directly from FNB United will be the amount you paid for the shares through the reinvestment of dividends or by optional cash payments. You should retain your account statements in your records so that you are able to determine the tax basis for shares purchased under the Plan.

  o Upon a sale of either a portion or all of your shares purchased through the Plan, you will realize a gain or loss based on the difference between the net sale proceeds you receive and your tax basis in the shares sold, including any fractional shares.

     The above is only a brief summary based upon current tax regulations, which are subject to change from time to time, and does not reflect every possible situation that could result from your participation in the Plan. The above rules may not apply to certain participants in the Plan, such as tax-exempt entities and foreign shareholders. You are urged to consult your own tax advisor to determine the particular federal, state and local tax consequences that may result from your participation in the Plan and the subsequent disposition of shares of FNB United common stock purchased under the Plan.

     The plan administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to your plan account. This information will be provided to you by a duplicate of the return or in a final statement of account for each calendar year.

     If you fail to provide a taxpayer identification number, the plan administrator must withhold tax from the amount of any dividends paid on your shares of FNB United common stock and from any proceeds arising from your sale of FNB United common stock held in your plan account. The amount of the tax withheld is determined under the Internal Revenue Code or applicable state tax laws or both. You may be exempt from this withholding requirement if appropriate documentation regarding your tax situation has been received by the plan administrator.

     If you do not reside in the United States, income tax consequences may vary from jurisdiction to jurisdiction. If you are a foreign shareholder whose dividends are subject to U.S. income tax withholding, the appropriate amount will be withheld. Any balance of your earned dividend after applicable tax withholding will be used to purchase additional shares.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals in the higher marginal income tax brackets to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. To be eligible for the reduced rate, an individual shareholder must own our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Further, if an individual receives an "extraordinary dividend" within the meaning of Section 1059 of the Internal Revenue Code (a dividend which equals or exceeds 10% of the individual's tax basis in our common stock) that is eligible for the reduced rate, any loss on a subsequent sale of the stock with respect to which that dividend is made is treated as a long-term capital loss to the extent of that dividend. For purposes of determining the amount of deductible investment interest, a dividend is treated as investment income only if the individual elects to treat the dividend as not eligible for the reduced rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the statute also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). You should consult your tax advisor regarding the specific tax consequences to you that may result from the Jobs and Growth Tax Relief Reconciliation Act.


                            IMPORTANT CONSIDERATIONS

     The Plan is intended to provide a useful service for FNB United shareholders. We are not recommending that you buy or sell FNB United common stock. You should use the Plan only after you have independently researched your investment decision.

     The value of FNB United common stock may go up or down from time to time. Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or anyone else.

     The Plan does not have any effect on the dividend policy of FNB United, which is subject to the discretion of FNB United's board of directors. There can be no assurance as to the declaration of future dividends, or the rate at which dividends may be paid, since they necessarily depend upon FNB United's future earnings, financial requirements and other factors.

                                 USE OF PROCEEDS

     The net proceeds from the sale of any newly issued shares of common stock offered pursuant to the Plan will be used for general corporate purposes, including investments in our subsidiaries. We will not receive any proceeds from shares acquired by the plan administrator in the open market. FNB United may engage, in the future, in additional financings to increase its capital and for other general corporate purposes.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can also obtain copies of such documents by mail from the SEC's Public Reference Room at prescribed rates. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding FNB United and other companies. Additional information about FNB United is also available at its website, http://www.myyesbank.com.

     The SEC allows us to "incorporate by reference" the information we file with them into this prospectus. This means that we can disclose important information to you by referring you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

     Annual report on Form 10-K for the fiscal year ended December 31, 2005.

     Current reports on Form 8-K dated January 6, 2006, March 16, 2006, April 27, 2006 and April 28, 2006.

     The description of FNB United common stock contained in FNB United's Registration Statement on Form S-4 (Registration No. 333-130758), and all amendments and reports filed for the purpose of updating such description.

You may request a copy of these documents at no cost by writing or telephoning:

FNB United Corp.
Secretary
101 Sunset Avenue (Zip 27203)
P. O. Box 1328 Asheboro, North Carolina 27204 Telephone: 1-336-626-8300

     You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. We are not making an offer of any securities in any state or country where the offer is not permitted. To the extent required by applicable law in any jurisdiction, shares offered through the Plan are offered only through a registered broker-dealer in that jurisdiction.

                                     EXPERTS

     The consolidated financial statements of FNB United and its subsidiaries as of and for the years ended December 31, 2005 and 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes PLLC, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FNB United and its subsidiaries for the year ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

     Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina permit or require indemnification of directors and officers for expenses and liabilities under certain circumstances. FNB United's Bylaws generally provide that FNB United will indemnify and hold harmless its directors and officers to the extent permitted by North Carolina law. Pursuant to the Bylaws, directors and officers generally are indemnified against liability and litigation expense, including reasonable attorneys' fees, arising out of their status as directors or officers or their activities in any of such capacities or in any capacity in which any of them serves at the company's request. In addition, the Bylaws permit FNB United to advance litigation expenses in certain circumstances. Any indemnification under the Bylaws may be paid by FNB United in any specific case only after a determination that the director or officer did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with FNB United's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, or otherwise, FNB United has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    FNB UNITED CORP.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                               AUTHORIZATION FORM


     I hereby appoint Registrar and Transfer Company (the "Plan Administrator"), or its successor as appointed by FNB United Corp., as my agent, subject to the terms and conditions of the FNB United Corp. Dividend Reinvestment and Stock Purchase Plan (the "Plan") as set forth in the accompanying prospectus, receipt of which is hereby acknowledged. I authorize the Plan Administrator, as such agent, to apply my dividends and distributions as selected below and such cash deposits as it may receive from me toward the purchase of full and fractional shares of FNB United Corp. common stock. I understand that I may make optional cash payments of not less than $25 per payment nor totaling more than $1,000 per calendar quarter.

REINVESTMENT OF DIVIDENDS

     Please enroll me in the FNB United Corp. Dividend Reinvestment and Stock Purchase Plan as indicated below:

Check one only:


 _______  Dividend Reinvestment On All Shares.
I wish to apply dividends on all shares of FNB United
Corp. common stock registered in my name and any optional cash payments to the purchase of additional shares of FNB United Corp. common stock.


 _______  Partial Dividend Reinvestment.
I wish to apply dividends on _______ shares of FNB United Corp. common stock registered in my name and any optional cash payments to the purchase of additional shares of FNB United Corp. common stock.


     I acknowledge receipt of FNB United Corp.'s Dividend Reinvestment and Stock Purchase Plan Prospectus and agree to the terms and conditions of the Plan as stated therein.

Social Security or Tax Identification Number:

--------------------------------

                            Signature(s) - All persons whose names appear in the
                          accompanying address label should sign exactly asshown

                                               ---------------------------------

                                               ---------------------------------
 Date _________________

OPTIONAL CASH PAYMENTS

     I have (check one)_____ previously enrolled in the FNB United Corp. Dividend Reinvestment and Stock Purchase Plan or _____ am enrolling in the FNB United Corp. Dividend Reinvestment and Stock Purchase Plan by executing the Authorization as provided hereinabove, and I enclose an optional cash payment of $ ___________.

  Date _________________

                           Signature(s) - All persons whose names appear in the accompanying address label should sign exactly as shown.

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